Exhibit 99.1
INSULET REPORTS FOURTH QUARTER AND YEAR END 2008
RESULTS
Company Records 172% Year over Year Revenue Growth and First Full Quarter of
Gross Profit
Carsten Boess to Lead Insulet’s International Expansion
Brian Roberts Appointed CFO
BEDFORD, MA, March 5, 2009 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the fourth quarter and full year ended December 31, 2008.
Fourth Quarter 2008 Results
Fourth quarter 2008 revenue increased 172% to $11.9 million compared to $4.4 million in the fourth quarter of 2007. On a sequential basis, revenue increased 17% from $10.1 million in the third quarter of 2008. The Company added in excess of 2,200 new customers in the fourth quarter of 2008. The Company reported gross profit of $1.2 million or 10% in the fourth quarter of 2008 as compared to a gross loss of $2.3 million or (53%) in the fourth quarter of 2007 and a gross loss of $0.1 million or (1%) in the third quarter of 2008.
Net loss for the fourth quarter of 2008 was $28.3 million, or $1.02 per share, compared to a net loss of $15.7 million, or $0.59 per share, for the fourth quarter of 2007 and a net loss of $20.8 million, or $0.75 per share, in the third quarter of 2008. Net loss for the fourth quarter was negatively impacted by the recording of a restructuring charge of $8.2 million related to the Company’s transition of its manufacturing activities to China. The restructuring charge is comprised of a $7.4 million non-cash write-down of manufacturing equipment at its Bedford headquarters and $0.8 million in severance related expenses.
Total operating expenses increased to $28.6 million in the fourth quarter of 2008, compared to $13.7 million in the fourth quarter of 2007. The increase in operating expenses was mostly related to the expansion of the Company’s sales organization and infrastructure during the year and the restructuring charge.
“I am extremely proud of Insulet’s achievements in 2008. We created the commercial infrastructure to drive strong top line growth and support the OmniPod’s large market potential in 2009 and beyond,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We significantly expanded our sales footprint in the last nine months of 2008, by making the OmniPod System available nationwide. We also delivered on our goal of transitioning our manufacturing operations to China, which dramatically increased our capacity and reduced our cost per OmniPod. As a result of these accomplishments, we recorded our first quarter of gross profit.”
Full Year 2008 Results
For the full year 2008, revenue increased 170% to $36.1 million from $13.4 million for the full year 2007. Net loss for the full year 2008 was $92.8 million, or $3.36 per share, compared to a net loss of $53.5 million, or $3.21 per share, for the full year 2007. Gross loss for 2008 was $4.6 million or (13%) as compared to gross loss of $12.4 million or (92%). Operating expenses for 2008 increased to $84.8 million from $41.5 million for 2007, primarily driven by increased sales and G&A expenses related to the significant expansion of the Company’s sales organization and infrastructure during the year and the fourth quarter restructuring charge of $8.2 million described above.
As of December 31, 2008, the Company’s cash and cash equivalents totaled $56.7 million, compared to $94.6 million as of December 31, 2007.
2009 Outlook & Organizational Expansion
“As we enter 2009, our focus is on efficiency and expansion,” said Mr. DeSisto. “We will increase efficiency through our continuing efforts to reduce our cost of sales per OmniPod, as well as improve productivity throughout the organization. We will continue to expand the market for OmniPod by further penetration in the U.S. diabetes market, as well as other applications for our innovative product. We also expect to begin opening new markets such as Canada, Asia, South America and Europe, where we expect to receive our CE Mark approval in 2009.”
Given the continued weakening U.S. and global economic environment, the Company is taking a cautious outlook for 2009. As a result, for the full year 2009, the Company is estimating revenue to be in the range of $55 to $65 million. The Company expects its 2009 operating loss to be in the range of $50 to $60 million.
The Company also announced the appointment of Brian Roberts as Chief Financial Officer replacing Carsten Boess, who will lead Insulet’s international expansion.
“I am pleased to announce that Carsten Boess will lead our International initiatives,” continued Mr. DeSisto. “In his thirteen years at Novo Nordisk, Carsten served in several strategic financial and operational roles in Europe, Asia, North America and South America. His extensive experience abroad, particularly in the European diabetes market, makes him uniquely qualified for this critical role.”

Mr. DeSisto added, “We are fortunate to welcome Brian Roberts as Insulet’s new CFO. Brian brings proven leadership in strategic planning and building strong financial operations for high-growth companies. His track record as a financial executive focused on working capital and profitability will be a tremendous asset to Insulet as we continue to grow.”
Prior to joining Insulet, Mr. Roberts was CFO of privately held Jingle Networks, the leader in free advertiser-supported directory assistance and voice ad-serving. Mr. Roberts also previously served as CFO of Digitas Inc., a leading digital marketing and media services firm where he was instrumental in building the organization to nearly $400 million in revenue resulting in the successful sale of the company for $1.3 billion to Publicis Groupe in 2007. Mr. Roberts has also held senior finance positions at Idiom Technologies, Inc., the Monitor Group and Ernst & Young LLP. Mr. Roberts holds a Bachelor of Science in Accounting and Finance, magna cum laude, from Boston College and is a Certified Public Accountant.
Conference Call
Insulet will host a conference call on Thursday, March 5, 2009 at 5:00PM Eastern Time to discuss the Company’s fourth quarter and full year 2008 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 866-730-5771 for domestic callers and 857-350-1595 for international callers. The passcode is 59368294. A replay of the conference call will be available two hours after the start of the call through March 12, 2009 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 21685065. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement
The 2008 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-K report for the year ended December 31, 2008. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its market potential, planned expansion in the U.S. and abroad, CE Mark approval, expected development of additional applications, expected revenues and operating losses, patient base, manufacturing capacity, expenses, product costs, expected increases in efficiency and productivity, sales and marketing efforts, product demand and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of our contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 20, 2008 in the section entitled “Risk Factors”, and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
	(Unaudited)
Revenue	$11,861	$4,361	$36,059	$13,372
Cost of revenue	10,663	6,679	40,643	25,733

Gross profit (loss)	1,198	(2,318)	(4,584)	(12,361)
Operating expenses:
Research and development	3,535	3,170	13,104	10,391
General and administrative	6,850	5,077	23,750	13,922
Sales and marketing	9,999	5,489	39,734	16,141
Restructuring and impairment of assets	8,170	—	8,170	1,027

Total operating expenses	28,554	13,736	84,758	41,481

Operating loss	(27,356)	(16,054)	(89,342)	(53,842)
Net interest income (expense)	(927)	386	(3,449)	377
Change in value of preferred stock warrant liability	—	—	—	(74)

Net loss	$(28,283)	$(15,668)	$(92,791)	$(53,539)

Net loss per share basic and diluted	$(1.02)	$(0.59)	$(3.36)	$(3.21)

Weighted-average number of shares used in calculating net loss per share	27,762,136	26,760,638	27,611,003	16,688,418

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	December 31,	December 31,
	2008	2007
	(In thousands, except share data)
Cash	$56,663	$94,588
Total assets	$109,229	$130,741
Deferred revenue	$2,377	$1,350
Total stockholders’ equity	$4,274	$92,275